Exhibit 99.2

Investor Relations Company Contacts:	Investor Relations Contacts:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
(408) 894-0700

Public Relations Company Contact:
Joyce Smaragdis Tessera Corporate Communications 408-952-4317 jsmaragdis@tessera.com

TESSERA ENTERS NEW MARKETS WITH PURCHASE OF LEADING

TECHNOLOGY FROM SHELLCASE

•	Tessera Expands Core Markets to Include Packaging for Image Sensors and MEMS Devices, a 7.3 Billion Unit Market by 2009

•	Tessera Broadens Product Portfolio with Wafer-Level Packaging Technologies Already Adopted in High-Volume Camera Phone Markets

•	Tessera Establishes A Center of Excellence in Wafer-Level Packaging

San Jose, Calif. – November 1, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it has entered into a definitive agreement to purchase certain assets of Shellcase Ltd. Shellcase is the world’s leading provider of commercially available wafer level image sensor packaging technology. Shellcase’s broad technology portfolio includes wafer-level packaging for image sensors and other devices. The world’s largest cellular phone manufacturers utilize image sensors packaged in Shellcase technology for cellular phones that integrate highly reliable, miniaturized digital cameras.

Under the terms of the agreement, Tessera will pay approximately $33 million in cash for certain assets of Shellcase. This transaction is subject to various standard closing conditions, including applicable regulatory approvals. The transaction is expected to close in the fourth quarter of 2005.

“Tessera is one of the world’s leading technology development and licensing companies. This, in combination with the Shellcase technology and team, will enable us to grow the new business substantially,” said Bruce McWilliams, Tessera’s chairman and chief executive officer. “Furthermore, it solidifies our position in the wafer-level packaging market for image sensors and MEMS devices, which we believe to be among the semiconductor industry’s fastest growing market segments.”

“We are creating a center of excellence whose charter is to develop next-generation wafer-level packaging technologies for fast growing markets,” continued McWilliams. “We are excited to be adding this world-class team to our company.”

According to Prismark, the image sensor market is expected to grow from approximately 520 million units in 2004 to approximately 1.3 billion units by 2009. Tessera anticipates the rate of adoption of Shellcase’s technology will outpace the growth of the market as a whole. As the image quality requirements of cameras continue to increase, Shellcase’s technology provides a compelling solution to meet the industry’s quality and cost-challenges. According to Prismark, in 2004, approximately 80 million image sensors were packaged in Shellcase’s technology. Prismark projects this number to reach 115 million units by year end, a 44 percent growth rate over last year.

The MEMS market is an emerging market with high packaging costs that can be substantially reduced by Shellcase’s technology. According to In-Stat, the MEMS market is expected to grow to from 2.4 billion units in 2004 to nearly 6 billion units by 2009. As a result of this transaction, Tessera will be positioned to address this large growth opportunity.

Shellcase is headquartered in Jerusalem, Israel and was founded in 1994. Tessera’s management team will discuss additional details of the Shellcase transaction in today’s earnings conference call at 1:30 P.M. Pacific (4:30 P.M. Eastern). To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 1242007.

About Shellcase Ltd.

Shellcase is a leading global supplier of wafer-level electronic product miniaturization technologies for the growing digital imaging market. Shellcase’s patented wafer-level chip size packaging (WLCSP) technology enables packaging solutions that are miniature, reliable and low cost, thereby exponentially increasing board capacity and functionality for the next generation of smaller, more advanced electronics devices. The company licenses its advanced WLCSP technologies – ShellOP™, ShellOC™, ShellUT™ and ShellCF™ – to integrated circuit manufacturers and module makers worldwide. Founded in 1994, the company is headquartered in Jerusalem, Israel. For more information, please visit www.shellcase.com.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2005, include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.